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INNOVATION IN PHOTODYNAMIC THERAPY

DUSA Pharmaceuticals, Inc.
For Release at 8:00 a.m. on October 8, 1999

DUSA Pharmaceuticals Initiates Phase II Levulan(R) Photodynamic Therapy Blue Light Clinical Trial for Acne

Wilmington, Massachusetts, October 8, 1999 -

DUSA Pharmaceuticals, Inc. (NASDAQ:DUSA)reported today the initiation of a Phase II human clinical study using topical Levulan(R) photodynamic therapy (PDT) with blue light in the treatment of facial acne.

The study will evaluate the safety and efficacy of multiple treatments using Levulan(R) topical 20% solution and blue light. Various drug application times and total light doses will be studied. The trial is being carried out at a single clinical dermatology site in the United States.

Acne is the most commonly treated skin disease in the United States, accounting for over 7 million physician visits per year. It affects primarily teenagers and young adults, and accounts for approximately $400 million in prescription drug and over-the-counter medicine costs per year.

DUSA previously reported the results of a pilot clinical study in 10 patients using a single treatment of topical Levulan(R) solution plus non-laser red light for inflammatory acne of the torso. In that study, Levulan(R) was taken up selectively in acne lesions, the treatments were well tolerated and no adverse events were reported. Although it was primarily designed as a safety study and therefore was not statistically sized, the results suggested that lesions receiving Levulan(R) PDT with red light cleared more rapidly than control lesions.

The Phase II study initiated today uses Levulan(R) 20% topical solution and a non-laser blue light source similar to the one used in DUSA's studies on Levulan(R) PDT for actinic keratoses (AKs). Compared to red light, blue light does not penetrate as deeply into the skin but is a far more efficient drug activator for Levulan(R) PDT.

Dr. D. Geoffrey Shulman, DUSA's President & CEO, stated "We are very pleased to have initiated this new study that builds on the promising results of our earlier pilot acne trial, while using a drug dose and light source which have already been successfully tested in the treatment of AKs. If we can demonstrate significant clearing of acne lesions using this same combination, it would represent a major commercial opportunity for DUSA."

DUSA Pharmaceuticals, Inc. is a development stage pharmaceutical company engaged primarily in the development of Levulan( Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan( to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company is incorporated in New Jersey, with offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.


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Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risks and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the initiation and conduct of a new clinical trial with various parmeters and the potential commercial opportunity if trials are successful. Such risks and uncertainties include, but are not limited to, the results of clinical trials, the uncertainties inherent in the FDA drug approval process, reliance on third parties to manufacture (in compliance with FDA regulations), the availability of funds to complete a full development program for this indication, and other risks identified in the Company's SEC filings from time to time.

For further information contact:DUSA Pharmaceuticals, Inc. - D. Geoffrey Shulman, MD, President & CEO or Shari Lovell, Director Shareholder Services
Tel: 416.363.5059  Fax 416.363.6602



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